Exhibit 23.7

CONSENT OF PKF CONSULTING USA, LLC

        We hereby consent to the reference in this Registration Statement on Form S-11, as amended (the "Registration Statement"), of our appraisal of the fair market value of the real estate portfolio of Carey Watermark Investors Incorporated as of September 30, 2013, in the amount of $799,900,000 and the accompanying report which will be addressed to Carey Watermark Investors Incorporated, and to all references to our firm in such Registration Statement.

PKF CONSULTING USA, LLC
By:	/s/ Bruce Baltin
PKF Consulting USA, LLC